Exhibit 99.1

EZCORP NAMES WILLIAM C. LOVE NON-EXECUTIVE CHAIRMAN;
WILL TERMINATE ADVISORY SERVICES ARRANGEMENT WITH MADISON PARK

AUSTIN, Texas (May 21, 2014) - EZCORP, Inc. (NASDAQ: EZPW), a leading provider of easy cash solutions for consumers, today announced that its Board of Directors has elected William C. Love to the position of non-executive Chairman of the Board effective May 19, 2014. The company also announced that it has notified Madison Park, LLC that its current Advisory Services Agreement will terminate effective June 19, 2014.
Board Selects Non-Executive Chairman
After a thorough review and analysis of board structure and other corporate governance matters by its Governance Committee, the Board of Directors determined that an independent, non-executive Chairman of the Board was the best choice for the company at this stage of its growth and elected Mr. Love to the position. The board also decided to make the Governance Committee, consisting of independent directors, a permanent board committee. The company now has three permanent independent committees including Compensation and Audit.
Mr. Love has served as an independent director of EZCORP since October 2008 and has been serving as Lead Director since September 2013. He also serves as chair of the board’s Audit Committee.
“I look forward to working with Bill as I hand off the responsibilities of the Chairman’s role,” said Sterling Brinkley, EZCORP’s outgoing Executive Chairman. “Bill has provided EZCORP with valuable advice and counsel, thoughtful strategic guidance and an unwavering commitment to compliance, integrity and transparency. I have every confidence that he will continue serve the company and its shareholders well in his new role.”
Paul Rothamel, EZCORP’s President and Chief Executive Officer, added, “I’d like to thank the independent directors for their careful and thoughtful work, and I want to personally congratulate Bill Love on his election as our first non-executive Chairman of the Board. I look forward to working with Bill and the rest of the board and the senior management team to continue to deliver superior service to our customers and continue to pursue superior long-term value for our shareholders.”
Madison Park Agreement to Terminate
The company also announced that it will terminate its advisory services arrangement with Madison Park, LLC. Madison Park, a business and financial advisory firm wholly owned by Phillip E. Cohen, the beneficial owner of all of the company’s outstanding Class B Voting Common Stock, was engaged to provide advisory services related to EZCORP’s business and long term strategic plan through September 2014. The company yesterday delivered a 30-day termination notice to Madison Park, as permitted by the terms of the agreement.

In reaching the decision to terminate the advisory services arrangement with Madison Park, both management and the Board considered the valuable advice and counsel Madison Park has provided, but concluded that, in light of the company’s current strategic plan as well as its existing capabilities, the Madison Park services are no longer needed.

About EZCORP
EZCORP, Inc. is a leader in delivering easy cash solutions to our customers across channels, products, services and markets. With approximately 7,500 team members and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico, Canada and the United Kingdom. We offer these products through four primary channels: in-store, online, at the worksite and through our mobile platform. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of payroll deduction loans in Mexico; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.

For the latest information on EZCORP, please visit our website at: http://investors.ezcorp.com/.

Forward-Looking Statements
This announcement may contain certain forward-looking statements regarding the company’s expected operating and financial performance for future periods. These statements are based on the company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, changes in the regulatory environment, changing market conditions in the overall economy and the industry, and consumer demand for the company’s services and merchandise. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.

Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/

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